Exhibit 99.2

Horizant Product Line of GlaxoSmithKline PLC

Index

Page

Independent Auditor’s Report	2

Financial Statements

Statement of Revenues and Certain Direct Expenses Twelve Months Ended December 31, 2012 and 2011	3

Statement of Revenues and Certain Direct Expenses Three Months Ended March 31, 2013 and 2012	4

Notes to Financial Statements	5

Independent Auditors’ Report

The Board of Directors and Management of GlaxoSmithKline plc

We have audited the accompanying statements of revenues and certain direct expenses of the Horizant product line of GlaxoSmithKline plc for each of the two years in the period ended December 31, 2012.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the statements of revenues and certain direct expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statements of revenues and certain direct expenses that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statements of revenues and certain direct expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and certain direct expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statements of revenues and certain direct expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the statements of revenues and certain direct expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the statements of revenues and certain direct expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statements of revenues and certain direct expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statements of revenues and certain direct expenses referred to above present fairly in all material respects, the revenues and certain direct expenses of the Horizant product line of GlaxoSmithKline plc for each of the two years in the period ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying statements of revenues and certain direct expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of XenoPort, Inc. as described in Note 1 and are not intended to be a complete presentation of the results of operations of the Horizant product line of GlaxoSmithKline plc. Our opinion is modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 17, 2013

HORIZANT PRODUCT LINE OF GLAXOSMITHKLINE PLC

STATEMENT OF REVENUES AND CERTAIN DIRECT EXPENSES

(in thousands)

	Twelve Months Ended
	December 31, 2012	December 31, 2011

Net Sales	$6,495	$2,037
Cost of Goods Sold	1,678	2,181
Other Expenses	26,216	—

Gross Profit	(21,399)	(144)
Direct Selling, General and Administrative Expenses	42,220	32,426
Direct Research and Development Expenses	13,061	8,154

Direct Expenses	55,281	40,580

Direct Product Contribution	$(76,680)	$(40,724)

The accompanying notes are an integral part of the financial statements.

HORIZANT PRODUCT LINE OF GLAXOSMITHKLINE PLC

STATEMENT OF REVENUES AND CERTAIN DIRECT EXPENSES

(in thousands)

	Three Months Ended
	March 31, 2013	March 31, 2012
	(unaudited)	(unaudited)

Net Sales	$1,177	$1,311
Cost of Goods Sold	303	227
Other Expenses	—	—

Gross Profit	874	1,084
Direct Selling, General and Administrative Expenses	12,258	9,163
Direct Research and Development Expenses	2,312	4,046

Direct Expenses	14,570	13,209

Direct Product Contribution	$(13,696)	$(12,125)

The accompanying notes are an integral part of the financial statements.

HORIZANT PRODUCT LINE OF GLAXOSMITHKLINE PLC

NOTES TO FINANCIAL STATEMENTS

1.	Description of Business and Basis of Presentation

XenoPort, Inc. (“XenoPort”) co-developed with Glaxo Group Limited, a wholly-owned subsidiary of GlaxoSmithKline PLC (“GSK”), the Product (as defined below), which is a Transported Prodrug™ of gabapentin, for the treatment of restless legs syndrome (“RLS”) and the management of neuropathic pain (which includes post-herpetic neuralgia (“PHN”) and diabetic peripheral neuropathy), and which is currently marketed in the United States under the brand name “Horizant®” for the treatment of moderate-to-severe primary RLS in adults and for the management of PHN in adults (the “Product”).

XenoPort and GSK entered into a Development and Commercialization Agreement dated as of February 7, 2007 (subsequently amended on May 4, 2007 and February 13, 2009), whereby XenoPort granted to GSK certain rights for the Product worldwide except for certain countries in Asia, and pursuant to which GSK and XenoPort were to co-develop and, in certain cases, co-commercialize the Product in the United States. That original agreement along with the related amendments were subsequently superseded and replaced by a restated agreement as of November 7, 2010, pursuant to which XenoPort and GSK amended and restated the original agreement in its entirety to provide for, among other matters, the reversion to XenoPort of all rights for the development and commercialization of the Product in all countries other than the United States and the right to conduct and control activities relating to the development of the Product for certain indications in the United States. Shipments of Horizant to wholesalers commenced in June 2011, and GSK commercially launched Horizant in the United States in July 2011.

In January 2012, XenoPort gave notice to GSK that GSK had materially breached its contractual obligation to use commercially reasonable efforts to (i) maximize the sales of Horizant in an expeditious manner and (ii) achieve the sales milestones set forth in the amended Development and Commercialization Agreement. In February 2012, GSK filed a complaint seeking declaratory judgment that it was not in breach of the amended agreement and that XenoPort did not have the right to terminate the agreement as a result of GSK’s performance under the amended agreement. On November 8, 2012, XenoPort and GSK settled and dismissed all litigation between them and entered into a termination and transition agreement whereby all rights with respect to the Product revert back to XenoPort and GSK would purchase certain shares of Common Stock of XenoPort. The transition period under the termination and transition agreement ended on April 30, 2013. On May 1, 2013, XenoPort completed the acquisition of the Horizant product rights in accordance with the termination and transition agreement. GSK is also obligated to continue to supply Horizant tablets to XenoPort until October 31, 2013 on pricing terms established under the termination and transition agreement.

The accompanying statements present the revenues and certain direct expenses of the Horizant product line in the United States and have been prepared for inclusion in XenoPort’s filings with the Securities and Exchange Commission under Rule 3-05 of Regulation S-X. It impracticable to prepare complete financial statements related to the Horizant product line as the product line was not a separate legal entity of GSK and was never operated as a stand-alone business, division or subsidiary. GSK has never prepared full stand-alone or full carve-out financial statements for the Horizant product line, and has never maintained the distinct and separate accounts necessary to prepare such financial statements. Because GSK did not account for the Horizant product line as a separate entity, these statements were derived from the operating activities directly attributed to the Horizant product line from GSK’s books and records. These resulting statements of revenues and certain direct expenses are measured in accordance with United States generally accepted accounting principles (US GAAP). In addition, the information included in the accompanying statements contains allocations of field selling expense and internal research and development expense associated with the Horizant product line on the basis of the time spent by field selling and research and development personnel on the Horizant product line. Although management is unable to determine all of the actual costs, expenses and resultant operating results associated with the Horizant product line as a stand-alone, separate entity, the allocation described elsewhere in these statements is considered reasonable by management. However, the excess of certain direct expenses over revenues of the Horizant product line may differ from the results that would have been achieved had the Horizant product line operated as a separate entity. In addition, as described in more detail in Notes 2 and 4, the accompanying statements exclude certain of the costs borne by GSK to support the Horizant product line. As such, the accompanying statements are not indicative of the results of the Horizant product line going forward due to the omission of various operating expenses that will be incurred by to operate the Horizant product line in the future and to the different expense structures and commercialization infrastructure related to the Horizant product line maintained by GSK.

2.	Corporate Overhead and Accounting

GSK performs certain functions for the Horizant product line including, but not limited to, corporate management, certain legal services, administration of insurance, treasury, information systems, finance, corporate income tax administration, employee compensation and benefit management, facilities and other corporate expenses. The costs of these functions have historically not been allocated to its products, are not directly attributable or specifically identifiable to the Horizant product line, and therefore, are not included in the accompanying statements. Income taxes and interest expense have not been included in the accompanying statements as these expenses are not specifically identifiable to the Horizant product line. Lastly, certain costs recorded by GSK in conjunction with the termination of the agreement with XenoPort have not been included in the accompanying statements. Refer to Note 4 for a discussion of those excluded expenses.

The GSK transaction systems, including payroll, employee benefits, accounts receivable and accounts payable, which are used to record and account for cash transactions are not designed to identify asset and liability receipts and payments on a product specific basis. Given these constraints, and that XenoPort did not assume any liabilities arising prior to May 1st, 2013, statements of financial position and cash flows for the Horizant product line have not been prepared.

3.	Summary of Significant Accounting Policies

Revenue Recognition

GSK recognizes revenue for sales of the Horizant product line when goods or services are supplied or made available to external customers against orders received, title and risk of loss is passed to the customer, reliable estimates can be made of the net selling price and all relevant obligations have been fulfilled, such that the earnings process is regarded as being complete.

Gross-to-Net Sales Adjustments

The US market has complex arrangements for rebates, discounts and allowances. The following briefly describes the nature of the arrangements included in the financial statements.

Market driven segments consist primarily of Managed Care and Medicare plans with which GSK negotiates contract pricing that is honored via rebates and chargebacks. Mandated segments consist primarily of Medicaid and Federal government programs which receive government mandated pricing via rebates and chargebacks.

Chargebacks

GSK has arrangements with certain indirect customers whereby the customer is able to buy products from wholesalers at reduced prices. A chargeback represents the difference between the invoice price to the wholesaler and the indirect customer’s contractual discounted price. Accruals for estimating chargebacks are calculated based on the terms of each agreement, historical experience and product growth rates.

Medicaid Rebates

GSK participates in state government-managed Medicaid programs as well as certain other qualifying federal and state government programs whereby rebates are provided to participating state and local government entities. Rebates provided through these latter programs are included in the GSK Medicaid rebate accrual and are considered Medicaid rebates for the purposes of this discussion. GSK accounts for Medicaid rebates by establishing an accrual in an amount equal to GSK’s estimate of Medicaid rebate claims attributable to a sale. GSK determines its estimate of the Medicaid rebates accrual primarily based on historical experience regarding Medicaid rebates, as well as any anticipated expansion on a prospective basis of its participation in the nonmandatory aspects of the qualifying federal and state government programs, legal interpretations of the applicable laws related to the Medicaid and qualifying federal and state government programs, and any new information regarding changes in the Medicaid programs’ regulations and guidelines that would impact the amount of the rebates. GSK considers outstanding Medicaid claims, Medicaid payments, forecasted sales, and levels of inventory in the distribution channel and adjusts the accrual periodically throughout each quarter to reflect actual experience. There is a significant time lag between accrual and payments.

Cash Discounts

GSK offers cash discounts of 2% of the sales price as an incentive for prompt payment. GSK accounts for cash discounts by establishing an accrual at 2% of gross trade sales. GSK considers payment performance and adjusts the accrual to reflect actual experience.

Coupons

Coupon programs are offered to patients to help lower out-of-pocket costs for certain prescription medicines. GSK records an adjustment to gross sales based on an estimate of the units to be redeemed at the coupon value.

Sales Returns

GSK accounts for sales returns by establishing an accrual in an amount equal to the GSK estimate of sales recorded for which the related products are expected to be returned.

GSK determines its estimate of the sales return accrual primarily based on historical experience regarding sales returns but also considers other factors that could impact sales returns. These factors include levels of inventory in the distribution channel, estimated shelf life (which is 36 months for the Horizant product line), product recalls, product discontinuances, price changes of competitive products, introductions of generic products and introductions of competitive new products. GSK considers all of these factors and adjusts the accrual periodically throughout each quarter to reflect actual experience.

Cost of Goods Sold

The cost of goods sold includes the direct costs of manufacturing and production of Horizant, including write-offs of product that is obsolete or otherwise disposed. The cost of goods sold also included an allocation of overheads and production variances associated with the manufacturing and production of the Horizant product line.

Other Expenses

Other expenses represents the write down of excess inventory by GSK in conjunction with the termination agreement in the amount of $19.1 million and the impairment of property, plant and equipment specific to the production of the Horizant product line in the amount of $7.1 million.

Direct Expenses

Direct expenses primarily consist of selling, general and administrative expenses and research and development expenses.

Selling, general, and administrative expenditures are recognized in respect of goods and services received when supplied in accordance with contractual terms. Provision is made when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated. Advertising and promotion expenditure is charged to the income statement as incurred. Field selling expenses has been allocated for each of the periods, based on a ratio of time spent promoting the Horizant product line relative to the total time available for promotion of products within the specific field selling teams.

Research and development expenditure is charged to the statement of revenues and certain direct expenses in the period in which it is incurred. Internal research and development expenses have been allocated for each of the periods, based on a ratio of time spent working on Horizant research studies relative to the total time spent on GSK research studies.

Use of Estimates

In normal practice, the preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the statement of revenues and certain direct expenses and accompanying disclosures. Some of the more significant estimates include product returns and rebate costs, and actual results could differ from those estimates. Where possible, estimates have been updated to reflect actual results.

As discussed in Note 1, these statements are not necessarily indicative of the costs and expenses that would have resulted if the Horizant product line had been operated as a separate entity.

Concentration of Credit Risk

Sales of the Horizant are primarily made to three U.S. pharmaceutical wholesalers. These three wholesalers accounted for approximately 91% and 97%, respectively, of the Horizant product line’s total sales in 2011 and 2012.

4.	Excluded Expenses (unaudited)

Under International Financial Reporting Standards (IFRS), in connection with the termination and transition agreement, GSK recorded an intangible asset impairment charge for the Horizant intangible asset in the amount of $161.2 million. GSK also recorded additional charges of $23.7 million under IFRS in conjunction with the termination which are excluded from these financial statements. These financial statements have been prepared in accordance with US GAAP. Under US GAAP, milestone payments would have only been recorded as an intangible asset under certain conditions, and would generally be expensed in the period incurred. The Company has not determined if any of the milestone payments would have been capitalized under US GAAP. To the extent there are differences in the amount capitalized between US GAAP and IFRS the amount of the impairment charge would be different. Additionally, these financial statements do not include any expenses for milestone payments that were paid to XenoPort under the amended agreement. The amount of costs recognized under US GAAP and IFRS relating to the termination would also be different.

5.	Subsequent Events

We have evaluated our activity after December 31, 2012 until the date of issuance of our statements of revenue and certain direct expenses through July 17, 2013, and, except for the following, are not aware of any events that have occurred subsequently to December 31, 2012 that would require adjustments to or disclosures in the statements of revenues and certain direct expenses. On May 1, 2013, XenoPort completed the acquisition of the Horizant product rights in accordance with the termination and transition agreement.